UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest reported) August 31, 2004

EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-31503	98-0199981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 – 200 Burrard Street, Vancouver, B.C. V6C 3L6
(Address of principal executive offices) (Zip Code)

(604) 693-0179
Registrant’s telephone number, including area code

E-Com Technologies Corporation
(Former name or former address, if changed since last report.)

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 31, 2004 we approved an Assignment Agreement with Fort Scott Energy Corp. dated August 5, 2004 pursuant to which we have acquired Fort Scott’s Interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation.

The Participation Agreement provides for the acquisition of leases, reservations, permits, licenses, or other documents of title held by Fort Scott via its wholly owned subsidiary Frontier Explorations Ltd., which have been or will be acquired in the area of mutual interest pursuant to the terms of the Participation Agreement, including any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for and remove petroleum and natural gas on the lands pertaining to the leases. The assets which we have acquired are the petroleum and natural gas rights and leases held by Fort Scott through Frontier Explorations Ltd. The lands comprising the area of mutual interest are located in eastern Nevada.

We accepted an assignment of the Participation Agreement, and the oil and gas leases held or to be acquired under the Participation Agreement from, Fort Scott. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases in the area of mutual interest currently held by Fort Scott / Frontier, or any leases subsequently acquired by us. Fort Scott holds its interests in the leases acquired under the Participation Agreement through its wholly owned subsidiary Frontier Explorations Ltd. Pursuant to the terms of the Assignment Agreement, Fort Scott has agreed to transfer to us all of the issued and outstanding shares in the capital of Frontier. (the “Frontier Shares”), and, as a result, the leases held by Frontier.

The consideration payable for the assignment of the Participation Agreement under the Assignment Agreement, and in consideration of Fort Scott transferring to us the Frontier Shares, and, as a result, the leases held by Frontier, consists of:

(a)	the issuance to Fort Scott of 500,000 shares of our common stock;

(b)	the issuance to Fort Scott of a Promissory Note and Convertible Debenture in the principal amount of $500,000 (the “Debt”). The Convertible Debenture will bear interest at a rate of 7% per annum and will further entitle Fort Scott to convert payment of the principal amount and interest accruing thereon, in whole or in part, into units. The conversion rate under the Convertible Debenture will be $0.25 per unit, each unit entitling Fort Scott to the issuance of one common share in our capital stock and one half of one warrant, with each whole warrant entitling Fort Scott to acquire one additional common share at $0.50 per share; and

(c)	for each 10 million barrels of proven reserves on the lands underlying the leases, we will issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares of common stock.

As security for the payment of the Debt and interest accruing thereon, Fort Scott will retain ownership of the Frontier Shares until the Debt and all interest accruing thereon has been paid in full or such Debt has been converted in to the units.

Fort Scott will retain its 2% over-riding royalty interest on the lands underlying the leases, such that upon the fulfilment of the obligations set out in the Participation Agreement, we will have earned a 80.5% net revenue interest in the lands underlying the leases, and Cedar Strat will be vested with a 5% over-riding royalty interest. Cedar Strat will also retain a 5% back in working interest which may be adjusted upwards to as much as a 12.5% back in working interest should we elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement.

To date we have acquired leases totalling over 96,000 acres.

Item 3.02 Unregistered Sales of Equity Securities

On June 9, 2004, we granted stock options to purchase an aggregate of up to 930,000 shares of our common stock at $0.50 per share. The options have a five year term and were granted to two of our directors and four of our employees in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On September 1, 2004, we granted stock options to purchase an aggregate of up to 400,000 shares of our common stock at $1.00 per share. The options have a five year term and were granted to three of our directors and one employee in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Events

On August 31, 2004 our Board of Directors appointed Michael Bodino and John Martin as directors of our company.

Michael Bodino has an MBA from Texas Christian University and a B.Sc in Economics from Louisiana State. Mr. Bodino is currently Senior Vice President and Senior Energy Analyst for Sterne, Agee & Leach, Inc. in New Orleans, LA. Previously he was Director of Energy Investment Banking at Hibernia Southcoast Capital. Mr. Bodino is a member of the Independent Producers Association of America (IPAA) and the National Association of Petroleum Investment Analysts (NAPIA).

John Martin is a graduate of IMD one of the world’s top business schools located in Lausanne, Switzerland. He is a Corporate Finance Specialist and is currently the Managing Director of CMI, Credit Markets Investments Ltd. (Geneva). Previously, Mr. Martin was the senior VP and head of Capital Markets for Bank of Tokyo Mitsubishi AG (Switzerland), one of the world’s largest banks. While there from 1990 to 2000, he was a member of the Investment Policy Committee for private banking and an ALM committee member for the bank’s capital. Prior to this Mr. Martin was VP, Capital Markets for the Royal Bank of Canada (Suisse) and Assistant Treasurer and Capital Markets Manager for Inspectorate Finance S.A. Geneva.

We have also retained Mr. Neil Maedel as director of corporate and investor communications. Mr. Maedel has over 25 years experience in the resource industry assisting companies in their corporate and investor communication programs.

To finance our commitments under the assignment agreement with Fort Scott Energy Corp. we have arranged a private placement of 6,000,000 shares at US$0.50 per share, for total gross proceeds of $3,000,000.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No. Title of Document

(10) Material Contracts

10.1 Assignment Agreement with Fort Scott Energy Corp. dated the 5th day of August, 2004.

(99) Additional Exhibits

99.1 News Release dated August 31, 2004.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDEN ENERGY CORP.

By:/s/ Donald Sharpe
Donald Sharpe, President and Director
Date: September 10, 2004